# Exodus Shares Announcement

**January 15, 2021**

Exodus Movement, Inc., a Delaware corporation, is pleased to announce that it is considering a potential offering of shares of its Class A common stock pursuant to Regulation A.

Our mission at Exodus is to help the world exit the traditional banking system.

With cryptocurrency reaching all-time highs, we are taking action to accelerate our growth. We plan to invest even more in the expansion of our platform, including in our product, security, and customer service teams while accelerating growth by significantly increasing our marketing efforts to attract new users to our platform.

Staying on point with our mission, rather than conducting a traditional capital raise, such as private Series A preferred stock offering or a fully registered initial public offering of common stock, we are considering doing something far more interesting.

We are currently evaluating other potential financing options that would empower our customers to participate in our capital raise.

As such, we are considering raising capital through a “mini-IPO” Regulation A offering of our Class A common stock, with subscriptions made directly from within the Exodus Wallet. We believe this has the potential to revolutionize fundraising. To that end, we intend to launch an exciting new app inside of the Exodus Wallet called “Shares” to test the waters for interest in a potential Regulation A offering. The Shares App will be launched on January 15, 2021.

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Exodus is currently considering conducting an offering of up to $50 million of shares of its Class A common stock to be offered to the public in the following manner:

- Subscriptions for the shares of Class A common stock would be made through the desktop version of the Shares App of the Exodus Wallet. The Exodus Wallet with the Shares App is currently available for download on the exodus.io website.
- Subscriptions for the shares would be paid for with Bitcoin (BTC), Ethereum (ETH) and USD Coin (USDC).
- Securitize, Inc., a Delaware corporation, would be the transfer agent for the shares.
- The shares would be represented by digital Common Stock Tokens on the Ethereum blockchain and would be held in the Exodus Wallet. The ownership and transfer of the shares will be recorded on the Ethereum blockchain using the Common Stock Tokens.

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Exodus is the maker of the Exodus Wallet, which provides an easy-to-use interface that enables our customers to manage their crypto assets on their desktop computers and mobile phones or transfer their assets to physical storage devices such as Trezor for added security.

The Exodus Wallet is non-custodial, meaning that our customers' private keys are encrypted locally on their own devices and Exodus can never access or take control of our customers' funds. Since the creation of the Exodus Wallet, we estimate that we have had approximately 1.25 million customers with funded wallets across our desktop and mobile platforms.

Our desktop platform was first released in December 2015 to address an underserved market opportunity by allowing customers to access advanced wallet technology on the desktop. Our website averages approximately 154,975 visitors per month, with a ratio of visits to unique clicks to download the desktop platform of 27%. As of August 2020, we had a cumulative total of over 3.5 million unique clicks on our website to download our desktop platform.

Since January 2020, approximately 65% of people who downloaded our desktop platform have activated it, resulting in 190,800 new customers. We have continually achieved this ratio with extremely limited marketing spend. A customer can easily download the desktop version of the Exodus Wallet from our website, open the desktop wallet once downloaded and immediately begin managing crypto assets, with no registration or log-in information required. We offer the desktop version of the Exodus Wallet to customers as a free download. We derive our revenues from API integration fees (both transaction- and non-transaction-based) that we charge to third parties who develop applications that our customers can access from the Exodus Wallet through an API.

Dedicated to product development and customer service, Exodus has been successfully executing our business model. Q3 2020 delivered our strongest quarterly performance in recent history. In a few weeks, we expect to report that Q4 2020 was even better. For the entire year of 2020, we expect revenue to exceed $20 million.

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*This communication contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us. In some cases, you can identify forward-looking statements by the following words: "will," "expect," "would," "intend," "believe," or other comparable terminology. Forward-looking statements in this document include, but are not limited to, statements about our future financial performance, our business plan, our market opportunities and beliefs and objectives for future operations. These statements involve risks, uncertainties, assumptions and other factors that may cause actual results or performance to be materially different. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.*

*No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy shares of Exodus's Class A common stock can be accepted and no part of any purchase price can be received until an offering statement is qualified pursuant to the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. A person's indication of interest involves no obligation or commitment of any kind.*

*No offer to sell securities or solicitation of an offer to buy securities is being made in any state where such offer or sale is not permitted under the blue sky or state securities laws thereof. No offering is being made to individual investors unless and until the offering has been registered in that state or an exemption from registration exists. Exodus intends to complete an offering under Tier 2 of*

*Regulation A and therefore intends to be exempted from state registration pursuant to federal law. Although an exemption from registration under state law may be available, Exodus may still be required to provide a notice filing and pay a fee in individual states. No offer to sell securities or solicitation of an offer to buy securities is being made in any international jurisdiction where such offer or sale is not permitted under the securities laws thereof. No offering is being made to individual investors unless and until the offering has been approved by a competent authority in such international jurisdiction or is made in accordance with an exemption from the relevant international jurisdiction's securities laws.*

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**Contacts**

Press: press@exodus.io (mailto:press@exodus.io )
Investor Relations: Moriah Shilton or Kirsten Chapman, LHA Investor Relations, 415-433-3777 or exodus@lhai.com

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Questions? Need more assistance? Send us an email at support@exodus.io (mailto:support@exodus.io). We promise quick human help!

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